December 12, 2024

James Green
Chief Executive Officer
HARVARD BIOSCIENCE INC
84 October Hill Road
Holliston, Massachusetts 01746-1371

       Re: HARVARD BIOSCIENCE INC
           Registration Statement on Form S-3
           Filed December 6, 2024
           File No. 333-283637
Dear James Green:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Margaret Sawicki at 202-551-7153 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Mark Mihanovic